EXHIBIT 6

CPG Focused Access Fund, LLC

CODE OF ETHICS

A.	Legal Requirement.

Rule 17j-1(b) under the Investment Company Act of 1940, as amended (the "1940 Act"), makes it unlawful for any Director or officer of CPG Focused Access Fund, LLC (the "Fund"), or of Central Park Adviser, L.L.C., the Fund’s adviser (the "Adviser"), as well as other "affiliated persons" of the Fund, the Adviser, in connection with the purchase or sale by such person of a security "held or to be acquired" by the Fund:

(1)	To employ any device, scheme or artifice to defraud the Fund;
(2)	To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;
(3)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or
(4)	To engage in any manipulative practice with respect to the Fund.

A security is "held or to be acquired" by the Fund if within the most recent 15 days it (i) is or has been held by the Fund, or (ii) is being or has been considered by the Fund or the Adviser for purchase by the Fund. A security "held or to be acquired" by the Fund also includes any option to purchase or sell, and any security convertible into or exchangeable for, a security described in the preceding sentence. A purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

B.	Fund Policy.

It is the policy of the Fund that no "access person"1 of the Fund or of the Adviser shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1(b) set forth above.

1    An "Access Person" of the Fund is each board member, officer or "Advisory Person" of the Fund (hereinafter, "Access Person"). An "Advisory Person" is any director, officer or employee of the Fund (or of a company in a control relationship to the Fund) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security by the Fund.

C.	Procedures.

1.                     To provide the Fund with information to enable it to determine with reasonable assurance whether the provisions of Rule 17j-1(b) are being observed:

(a)	Advisory Persons are prohibited from engaging in any personal securities transaction involving the acquisition of direct or indirect "beneficial ownership"[2] in any securities in an initial public offering or a limited offering (i.e., an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or 4(6) or Rule 504, 505 or 506 thereunder), without obtaining the prior written approval of the Fund’s principal executive officer or principal financial officer. In considering whether to approve any such acquisition, such officer shall consider, among other factors, whether the investment opportunity should be reserved for the Fund and its shareholders, and whether the opportunity is being offered to an individual by virtue of his or her position with the Fund. Any Advisory Persons receiving approval from the Fund’s principal executive officer or principal financial officer to acquire securities in an initial public offering or a limited offering must disclose that investment when they participate in the Fund’s subsequent consideration of an investment in such issuer and any decision by the Fund to invest in such issuer will be subject to an independent review by investment personnel with no personal interest in the issuer.

(b)	Access Persons who obtain information concerning recommendations made to the Fund with regard to the purchase or sale of a security are prohibited from engaging in any personal securities transaction on a day the Fund has a pending "buy" or "sell" order involving the same security until the Fund’s order is executed or withdrawn.

(c)	Within 10 days of becoming an Access Person, all Access Persons (other than board members who are not "interested persons" (as defined in the 1940 Act) of the Fund) must submit to the Fund’s Chief Compliance Officer a report in the form attached hereto as Exhibit A showing as of a date no more than 45 days before the date such person became an Access Person (1) all holdings in "reportable securities"[3] in which the person had any direct or indirect "beneficial

2        "Beneficial ownership" of a security is determined in the same manner as it would be for purposes of Section 16 of the Securities Exchange Act of 1934, except that such determination should apply to all securities. Generally, you should consider yourself the beneficial owner of securities held by your spouse, your minor children, a relative who shares your home, or other persons if, by reason of any contract, understanding, relationship, agreement or other arrangement, you obtain from such securities benefits substantially equivalent to those of ownership. You should also consider yourself the beneficial owner of securities if you can vest or revest title in yourself, now or in the future. Any report by an Access Person required under this Code of Ethics may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

3        "Reportable Securities" means any instrument included within the definition of "security" under the 1940 Act, but does not include the following:

ownership" and (2) the name of any broker, dealer or bank with whom the person maintains an investment account in which any securities are held for the direct or indirect benefit of the Access Person.

(d)	Each Access Person (other than board members who are not "interested persons" of the Fund) must submit to the Chief Compliance Officer no later than 45 days after the end of each calendar year an annual report in the form attached hereto as Exhibit A, showing as of a date no more than 45 days before the report is submitted (1) all holdings in "reportable securities" in which the person had any direct or indirect "beneficial ownership" and (2) the name of any broker, dealer or bank with whom the person maintains an investment account in which any securities are held for the direct or indirect benefit of the Access Person.

(e)	Except as provided in paragraph (f) below, each Access Person must submit to the Chief Compliance Officer no later than 30 days after the end of each calendar quarter a report in the form attached hereto as Exhibit B, showing all transactions in "reportable securities" during such quarter in which the person has, or by reason of such transaction acquires, any direct or indirect "beneficial ownership." Such reports need not show transactions over which such person had no direct or indirect influence or control or with respect to transactions pursuant to an Automatic Investment Plan.[4] An Access Person need not make a quarterly transaction report under this Section if the report would duplicate information contained in broker trade confirmations or account statements received by the Chief Compliance Officer with respect to the Access Person in the time period required above, if all information required to be in the quarterly transaction report is contained in the broker trade confirmations or account statements.

(f)	Each board member who is not an "interested person of the Fund shall not be required to submit the quarterly report required under subparagraph (e), unless during the quarter said board member engaged in a transaction in a "reportable security" when he or she knew or, in the ordinary course of fulfilling his other official duties as a Fund board member, should have known that during the 15-day period immediately before or after the date of the transaction, the Fund purchased or sold, or considered for purchase or sale, the security.

(g)	When an investment account is established by an Access Person (other than board members who are not "interested persons" of the Fund) in which any securities

•	direct obligations of the United States Government;
•	bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, repurchase agreements;
•	shares of open-end Funds.

4        "Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

were held during a calendar quarter for the direct or indirect benefit of the Access Person, such Access Person must send written notification (which includes email notification) of such fact to the Chief Compliance Officer before engaging in any personal securities transactions through such investment account, but in any event within 30 days of the end of the calendar quarter in which the investment account was opened. Such report must include (i) the name of the broker, dealer or bank with whom the Access Person established the investment account, (ii) the date the investment account was established and (iii) the date the report was submitted by the Access Person.

(h)	All Access Persons are required to certify annually to the Chief Compliance Officer that they have (i) read and understand this Code of Ethics and recognize that they are subject to its terms and conditions, (ii) complied with the requirements of this Code of Ethics and (iii) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to this Code of Ethics. A form of certification is annexed hereto as Appendix C.

(i)	Notwithstanding the foregoing, the reporting, pre-clearance and certification requirements of this Code of Ethics shall not apply to any officer, director or employee of the Fund who is subject to a code of ethics of the Adviser, or of any affiliated person of the Adviser, adopted and administered in accordance with Rule 17j-1.

2.                    The Chief Compliance Officer shall notify each Access Person of the Fund who may be required to make reports pursuant to this Code that such person is subject to its reporting requirements and shall deliver a copy of this Code to each such person. Each such Access Person must read (and acknowledge that he or she has done so on the form annexed hereto as Appendix D) and must retain this Code.

3.                    The Chief Compliance Officer shall:

(a)	review all reports required to be made by the Fund’s Access Persons pursuant to this Code;

(b)	maintain copies of the code of ethics adopted by the Adviser and each Affiliated Person of the Adviser pursuant to Rule 17j-1, and the names of the persons who are required to report their securities transactions pursuant to such codes;

(c)	submit to the Fund’s Board at its regularly scheduled quarterly meeting a written report listing (i) the names of those persons who were required to submit reports for the prior quarter under this Code or the code of ethics adopted by the Adviser or any Affiliated Person of the Adviser referred to above but failed to and (ii) any reported securities transaction that occurred during the prior quarter that may have been inconsistent with the provisions of this Code or the code of ethics adopted by the Adviser or any such Affiliated Person of the Adviser; and

(d)	promptly investigate any securities transaction listed pursuant to subparagraph (c)(ii) above and submit periodic status reports with respect to each such investigation to the Fund’s Board.

4.                     At least once a year, the Fund and the Adviser and each Affiliated Person of the Adviser referred to above each must provide the Fund’s Board with a written report that (i) describes issues that arose during the previous year under its respective code of ethics, including information about material code violations and sanctions imposed in response to these material violations, and (ii) certifies to the Fund’s Board that the Fund and the Adviser and such Affiliated Person, as the case may be, has adopted procedures reasonably necessary to prevent Access Persons from violating its code of ethics. A copy of each report required by this Section must be preserved with the Fund’s records for the period required by Rule 17j-1.

5.                     The Fund’s Board shall oversee the operation of this Code of Ethics and review with the Chief Compliance Officer, counsel to the Fund and, if appropriate, representatives of the Adviser and each Affiliated Person of the Adviser referred to above, the reports provided to it pursuant to the immediately preceding paragraph and possible violations of this Code and the code of ethics adopted by the Adviser and such Affiliated Person in compliance with Rule 17j-1. The Fund’s Board shall consider what sanctions, if any, should be imposed.

6.                     Before approving material changes to the code of ethics of the Adviser or any Affiliated Person of the Adviser, the Board shall receive a certification from the Adviser and such Affiliated Person that it has adopted procedures reasonably necessary to prevent its Access Persons from violating its code of ethics. The Fund’s Board, including a majority of those board members who are not "interested persons" of the Fund, shall approve material changes to the Adviser's, and such Affiliate's, code of ethics no later than six months after adoption of such changes.

7.                     This Code, a copy of each report by an Access Person, a record of all persons, currently or within the past five years, who are or were required to make reports under the Code, or who are or were responsible for reviewing these reports, a record of any decision, and the reasons supporting the decision, to approve the acquisition by Advisory Persons of securities under Section C.1(a) of this Code of Ethics, a record of any Code of Ethics violation and any action taken as a result of the violation must be preserved with the Fund’s records for the period required by Rule 17j-1.

Adopted: July 12, 2018

APPENDIX A

SECURITIES HOLDINGS REPORT

I hereby certify that my investment accounts attached hereto, together with the investment accounts listed below, are all of the investment accounts in which I have a direct or indirect "beneficial ownership" interest.

Name in Which Account is Held	Institution	Type or Kind of Account

I further certify that the securities holdings reflected in the most recent monthly statements for all such investment accounts, copies of which have been directly furnished to the Chief Compliance Officer or are attached hereto, together with the securities holdings set forth below, completely and accurately represent all securities required to be disclosed by the Code of Ethics, including certificated securities held outside any investment account.

Issuer	Security Name and Type	CUSIP or Exchange Ticker (if available)	Number of Units or Principal Amount

Date Submitted	Signature

Please Print Your Name

PLEASE FILL IN ALL NECESSARY INFORMATION IN EVERY COLUMN. IF MORE SPACE IS NEEDED, PLEASE ATTACH ADDITIONAL PAPER USING THE SAME FORMAT.

Note: This report shall not be construed as an admission by me that I have acquired any "beneficial ownership" interest in any securities listed above.

APPENDIX B

QUARTERLY TRANSACTION REPORT

For the Quarter ended __________________ 20___

The following is a record of every transaction in which I had, or by reason of which I acquired, a "beneficial ownership" interest in a Reportable Security during the Quarter, other than transactions which were previously reported on a duplicate account statement or confirmation and reported to the Chief Compliance Officer.

Transaction Date	Issuer and Security Title	CUSIP or Exchange Ticker (if applicable)	Buy/Sell/Other	Number of Shares or Principal Amount	Interest Rate and Maturity Date (if applicable)	Price Per Unit	Transacting Broker, Dealer or Bank

Date Submitted	Signature

Please Print Your Name

PLEASE FILL IN ALL NECESSARY INFORMATION IN EVERY COLUMN. IF MORE SPACE IS NEEDED, PLEASE ATTACH ADDITIONAL PAPER USING THE SAME FORMAT.

Note: This report shall not be construed as an admission by me that I have acquired a "beneficial ownership" interest in any of the securities listed above.

APPENDIX C

ANNUAL CERTIFICATION OF COMPLIANCE

WITH THE CODE OF ETHICS

I certify that:

1.	I have read and understand the Code of Ethics and recognize that I am subject to its terms and conditions.

2.	During the past year, I have complied with the Code of Ethics' procedures.

3.	During the past year, I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code of Ethics' procedures.

Signature

Dated:	Print Name

APPENDIX D

ACKNOWLEDGMENT

I certify that I have read and understand the Code of Ethics of CPG Focused Access Fund, LLC and recognize that I am subject to its terms and conditions. I have disclosed all personal securities transactions required to be disclosed or reported pursuant to the Code of Ethics' procedures and will continue to do so.

NAME	DATE

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